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                                                                    EXHIBIT 99.1

                                REVOCABLE PROXY
                        PEOPLES STATE BANK OF GROVELAND
                             200 EAST BROAD STREET
                            GROVELAND, FLORIDA 34736

  This Proxy is solicited on behalf of the Board of Directors of Peoples State Bank of Groveland ("Peoples State Bank") for use only at the Special Meeting of
Shareholders to be held on January   , 2001, and at any postponement or
adjournment thereof (the "Special Meeting").

  The undersigned, being a Shareholder of Peoples State Bank, hereby appoints
             and              and each of them, as Proxies, each with the power
to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Special Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 10, 2000 (the "Merger Agreement"), by and between Peoples State Bank of Groveland and Alabama National BanCorporation ("Alabama National"), pursuant to which, among other matters (a) Peoples State Bank would be merged with Peoples State Interim Bank, a wholly-owned subsidiary of Alabama National (the "Merger"), (b) Peoples State Bank would become a wholly-owned subsidiary of Alabama National and (c) each share of Peoples State Bank common stock will be converted into the right to receive
   1.16396 shares of Alabama National common stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement and Prospectus.

  Election to Approve The Merger:
      [_] FOR              [_] AGAINST       [_] ABSTAIN

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

               This proxy card is continued on the reverse side.
              Please sign on the reverse side and return promptly.

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                          (Continued from other side)

  The undersigned acknowledges that the Special Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Special Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to Peoples State Bank, prior to the date of the Special Meeting, or by attendance at the Special Meeting.

  This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR the Merger and FOR all director nominees.

                                    Date:______________________________________


                                    ___________________________________________
                                                    Signature(s)

                                    NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY
                          USING THE ENCLOSED ENVELOPE.